NICHOLS RESEARCH CORPORATION

EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                           For the Three Months Ended      For the Nine Months Ended
                           May 31,            May 31,      May 31,            May 31,
                            1997               1996         1997               1996

Weighted average
common shares
outstanding............   11,698,417        9,628,085       11,623,020      9,561,450

Net common shares
issuable on exercise
of certain stock
options (1)............      511,190          661,708          623,407        550,841
                          -----------------------------------------------------------
Average common and
common equivalent
shares outstanding.....   12,209,607       10,289,793       12,246,427     10,112,291
                          ===========================================================

Net income.............. $ 3,182,000      $ 2,376,000      $ 8,897,000    $ 6,441,000
                          ===========================================================

Per share amount........ $       .26      $       .23      $       .73    $       .64
                          ===========================================================


(1) Net common shares issuable on exercise of common stock options is calculated based upon the treasury stock method using the average market price.